ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DIANE DALMY

Job:C20100831-3123
August 31, 2010

Special Handling Instructions:
EMAILED 08/31/10 - RSS

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20100655317-20	8/31/2010 11:15:58 AM	1	$175.00	$175.00
24 Hour Expedite	20100655317-20	8/31/2010 11:15:58 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	247417|10083153906041	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

DIANE DALMY

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20100655317-20
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/31/2010 11:15 AM
	Entity Number C29914-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Fox Petroleum Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH has been amended in accordance with the attached exhibit A regarding the authorized capital.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 69,331,752

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
FOX PETROLEUM INC.

Pursuant to the provisions of the Nevada Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1. The name of the corporation is:

FOX PETROLEUM INC.

2. The following amendment to the Articles of Incorporation was approved by the directors on the 31ST day of August, 2010, and thereafter duly adopted by the shareholders of the Corporation on the 31st day of August, 2010. There were 88,168,245 shares of common stock issued and outstanding as of August 31, 2010.

The FOURTH articles of the Articles of Incorporation shall be deleted in its entirety and the FOURTH articles shall be as follows:

"(a) The aggregate number of shares of all classes of shares which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares consisting of Four Hundred Fifty Million (450,000,000) shares of common stock, $0.001 par value, and Fifty Million (50,000,000) shares of preferred stock, $0.001 par value.

(b) Each share of common stock shall have for all purposes one vote per share. Subject to the preferences applicable to preferred stock outstanding at any time, the holders of shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of common stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of common stock or approval of the common shareholders is required or requested.

(c) The Board of Directors is authorized to divide the 50,000,000 shares of preferred stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include the following provisions:

(1) The distinctive designation of each series and the maximum number of shares of each such series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

(2) Whether the holders of the shares of each such series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each such share is entitled, and whether the shares of such series are to be voted separately or together with shares of other series;

(3) The dividends to which holders of shares of each such series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

(4) Whether the shares of one or more of such series will be subject to redemption and, if so, whether redemption will be mandatory or optional and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner of redemption;

(5) The amount payable on shares of each such series if there is a liquidation, dissolution or winding up of the Corporation which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

(6) The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each such series;

(7) Whether the shares of one or more of such series will be convertible into, or exchangeable for, any other types or securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

(8) Any other provisions regarding the powers preferences and rights, and the qualifications, limitations or restrictions, for each such series which are not inconsistent with applicable law.

All shares of such series of preferred stock will be identical with each other in all respects, except that shares of any one such series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate."

3. The number of shares outstanding at the time of the adoption of the amendment was 88,168,245. The total number of shares voting in favor of such amendment was 69,331,752.

4. The effective date of this Amendment to the Articles of Incorporation shall be upon filing.